Exhibit 99.1

April 30, 2020

Stein Mart Implements Enhanced Safety Measures as Stores Begin to Reopen
Launches Contactless Curbside Pickup

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced enhanced safety and cleaning measures to ensure the health and safety of its customers and associates as stores begin to reopen. The Company also announced it has launched Contactless Curbside Pickup service in select stores.
Stein Mart’s Reopening Plans
While stores were temporarily closed, Stein Mart has been proactively preparing to reopen its stores, implementing a number of precautionary measures to ensure a safe working and shopping environment, and launching its new Contactless Curbside Pickup service. The Company is now reopening many of its stores based on guidelines and regulations from public health officials and federal, state and local governmental authorities. Stein Mart anticipates one-third of the chain will be open by May 1 and openings to rapidly accelerate over the coming weeks.
“Our store teams have been anxiously looking forward to reopening their stores and serving their customers once again, either inside or curbside. Our customers are a big part of the Stein Mart family and they have been missed,” said Hunt Hawkins, Chief Executive Officer. “As we navigate through this ‘new normal’ with additional precautionary measures, we can all help each other - customers, associates and business partners - by continuing to follow these important guidelines.”
New Contactless Curbside Pickup
During this period, Stein Mart has successfully expanded its Buy Online, Pickup In-store service with the launch of its Curbside Pickup service, available now at select stores nationwide with more stores coming on line soon.
Stein Mart is the only off-price retailer offering this service. Curbside Pickup is one more way the Company is growing its omni-channel business, while delivering the convenience of shopping at Stein Mart in a new way to customers during this unprecedented time. Customers can also still order online at SteinMart.com and have their products shipped directly to their homes.
What You Can Expect In-Store: New Safety Measures
Stein Mart is taking numerous actions to ensure the health and safety of its customers and associates. Stein Mart stores are following recommended CDC social distancing and cleaning guidelines, including marking the floors at checkout and removing product from aisles, more frequent cleaning of restrooms, sanitizing checkout lanes and cleaning carts. Store associates are required to continue to practice healthy behaviors, such as wearing face masks, thorough hand washing and regular usage of hand sanitizer. As an added precaution, fitting rooms are temporarily closed but the Company has extended its return policy and enhanced how returns are processed.

During the phased reopening, store hours will be limited to 11 a.m. to 6 p.m. to give associates the time needed to provide a shopping experience Stein Mart customers can always count on.
For more information on store locations providing curbside pickup, stores that have reopened, and answers to other frequently asked questions, please visit www.SteinMart.com.
About Stein Mart
Stein Mart, Inc. is a national specialty omni off-price retailer offering designer and name-brand fashion apparel, home décor, accessories and shoes at everyday discount prices. Stein Mart provides real value that customers love every day. The company operates 281 stores across 30 states. For more information, please visit www.SteinMart.com.
For more information:
Linda L. Tasseff
Director of External Communications
and Investor Relations
ltasseff@steinmart.com
(904) 858-2639